EXECUTION VERSION

AMENDMENT dated as of March 21, 2003 (this “Amendment”) to the Amended and Restated Credit Agreement dated as of October 19, 2001, as amended (the “Credit Agreement”), among FREEPORT-MCMORAN COPPER & GOLD INC., a Delaware Corporation (“FCX”), PT FREEPORT INDONESIA, a limited liability company organized under the laws of the Republic of Indonesia and domesticated under the laws of Delaware (“PTFI” and together with FCX, the “Borrowers”), the Lenders party thereto, U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association, as FI Trustee, and JPMORGAN CHASE BANK, a New York banking corporation (“JPMCB”), as Administrative Agent, Security Agent, JAA Security Agent and Documentation Agent.

WHEREAS, pursuant to the Credit Agreement, the Lenders have extended credit to the Borrowers, and have agreed to extend credit to the Borrowers, in each case pursuant to the terms and subject to the conditions set forth therein;

WHEREAS, on or prior to the date hereof (a) the Borrowers have (i) prepaid all Term Loans, (ii) repaid all Tranche A Revolving Loans and terminated the Tranche A Revolving Commitments, (iii) repaid all Tranche B Revolving Loans and reduced the aggregate amount of the Tranche B Revolving Lenders’ Tranche B Revolving Commitments to $150,000,000 and (iv) reimbursed all LC Disbursements and (b) all outstanding Tranche B Revolving Loans and Tranche B Revolving Commitments have been assigned to JPMCB pursuant to a Master Assignment and Acceptance dated on or prior to the effective date hereof (the “Master Assignment”);

WHEREAS, the Borrowers have requested that the Lenders approve amendments to certain provisions of the Credit Agreement;

WHEREAS, the Lenders are willing, on the terms, subject to the conditions and to the extent set forth below, to amend such provisions; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, as amended hereby.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree, on the terms and subject to the conditions set forth herein, as follows:

SECTION 1.

Amendments.  Effective as of the Amendment Effective Date (as defined in Section 4 hereof), the Credit Agreement is hereby amended as follows:

(a)

The following definitions are added to Section 1.01 in their appropriate alphabetical positions:

 “2003 Amendment and Restatement” means an amendment and restatement of this Agreement to be consummated after the March 2003 Amendment Effective Date and after completion of a general syndication to Persons that will become Lenders under this Agreement of the Commitments existing on the March 2003 Amendment Effective Date (and any other commitments provided for in such amendment and restatement).

“Cash Collateral Requirement” means the requirement that one or more Loan Parties provide to the Administrative Agent on the March 2003 Amendment Effective Date and at all times thereafter maintain, pursuant to Section 5.17, collateral consisting of cash and readily marketable Permitted Investments having an aggregate value (determined by valuing Permitted Investments at their then-current market values, as determined by the Administrative Agent in accordance with its customary practices) equal to at least (a) the aggregate amount of the Tranche B Revolving Commitments minus (b) $50,000,000.

“Combined Cash Balances” means, on any date, the aggregate amount of cash and marketable debt securities in the form of Permitted Investments held by FCX, PTFI and any Subsidiary Guarantor. In determining the aggregate amount of the Combined Cash Balances, (a) the computation shall exclude (i) all such cash and marketable securities held pursuant to the Cash Collateral Requirement and (ii) all cash and marketable debt securities subject to agreements, Liens (except for Liens (other than those created by Section 5.17) for the benefit of the Secured Parties) or other arrangements that restrict the use of such cash or marketable securities in the business of FCX and the Restricted Subsidiaries.

“Commitment Fee Applicable Rate” means, for any day, 0.50% if the Revolving Exposure is zero on such day and the Applicable Rate otherwise; provided that if the syndication of the 2003 Amendment and Restatement has not commenced by September 30, 2003, the Commitment Fee shall be the Applicable Rate for each day on or after such day.

“March 2003 Amendment” means the Amendment to this Agreement dated as of March 21, 2003.

“March 2003 Amendment Effective Date” means the date on which the March 2003 Amendment becomes effective in accordance with its terms.

(b)

The definition of “Permitted Investments” in Section 1.01 is hereby amended and restated in its entirety to read as follows:

"Permitted Investments” means:

(a)

Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)

Government sponsored agency debt obligations including Student Loan Marketing Association (Sallie Mae), Federal National Mortgage Association (Fannie Mae), Federal Home Loan Bank, Federal Home Loan Mortgage Corp. (Freddie Mac), and Federal Farm Credit Bank.

(c)

Investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d)

Investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts which has a short-term deposit rating issued by Moody’s of P-2;

(e)

Overnight repurchase agreements relating to securities described in clause (a), (b) or (c) above; and

(f)

Investments in readily marketable money market funds registered under the Investment Company Act of 1940 and which have the highest ratings obtainable from S&P and Moody’s.”

(c)

The definition of “Tranche B Revolving Commitment Termination Date” in Section 1.01 is hereby amended and restated in its entirety to read as follows:

“Tranche B Revolving Commitment Termination Date” shall mean the Maturity Date.”

(d)

Section 2.11(a) is hereby amended by deleting the phrase “Applicable Rate” therein and substituting therefor “Commitment Fee Applicable Rate”.

(e)

Section 2.11 is hereby amended by adding a new paragraph (e) thereto to read as follows:

“(e)(i) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a lump sum fee (the “within 270 days within 270 days”) equal to 1.0% of the Revolving Commitment of such Revolving Lender on the earlier to occur of (i) the first date after the March 2003 Amendment Effective Date on which the Revolving Exposure is greater than zero and (ii) September 30, 2003, if the syndication of the 2003 Amendment and Restatement has not commenced by such date. In the event that (x) the Agreement is terminated on or prior to September 30, 2003 or (y) the Revolving Exposure is not greater than zero on any date after the March 2003 Amendment Effective Date and prior to September 30, 2003, and the general syndication of the 2003 Amendment and Restatement has commenced on or prior to September 30, 2003, no Exposure Fee will be payable hereunder.

(f) Section 4.02 is hereby amended by (i) adding a new paragraph (c) thereto to read as follows:

“(c) At the time of and immediately after giving effect to such Borrowing, the Combined Cash Balances are not less than $100,000,000.”

and (ii) deleting the phrase “(a) and (b)” from the last sentence thereof and substituting therefor “(a), (b) and (c)”.

(g) Paragraph (g) of Section 5.01 is hereby amended by deleting from the end thereof the word “and” and a new paragraph (h) is hereby inserted to read as follows:

“(h) by 3:00 p.m. (New York City time) on each monthly testing date, a certificate of a Financial Officer of FCX stating whether or not the Borrowers are in compliance with the Cash Collateral Requirement and setting forth the calculation of and certifying the Combined Cash Balances as of such monthly testing date. The monthly testing date shall be the last day of each month, or when such date is not a Business Day, the next succeeding Business Day; and”

(h)

A new Section 5.17 is hereby added to read as follows:

“SECTION 5.17.

Cash Collateral Requirement.

(a)

The Cash Collateral Requirement will be satisfied by securing the Obligations with cash collateral in accordance with the provisions of this paragraph. On the March 2003 Amendment Effective Date, the Borrowers will cause to be delivered by one or more Loan Parties to the Administrative Agent, acting on behalf of the Secured Parties, cash for deposit in a cash collateral account with the Administrative Agent and in the name of the Administrative Agent and for the benefit of the Secured Parties (the “Cash Collateral Account”) in an aggregate amount equal to the amount required for compliance with the Cash Collateral Requirement. Such deposit (and any other deposits of funds into such account) shall be held by the Administrative Agent as collateral for the payment of the obligations, and the Borrowers hereby grant the Administrative Agent, for the benefit of the Secured Parties, a security interest in all funds and investments from time to time in the Cash Collateral Account, and all earnings thereon and proceeds thereof, to secure such obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, except as expressly provided herein, over such account. Other than any interest or profits earned on the investment of such deposits in Permitted Investments, which investments shall be made by the Administrative Agent at the direction of the Borrowers, and in any event at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall be distributed from time to time to the Borrowers at their request, provided that no Default has occurred and is continuing and that the Cash Collateral Requirement continues to be satisfied after any such distribution. On the Maturity Date or such earlier date on which the Loans become due and payable or the Agreement is terminated, the Administrative Agent shall, and is hereby directed by the Borrowers to, convert sufficient investments in the Cash Collateral Account into cash to pay the full amount of the Obligations, pro rata in accordance with the outstanding principal amounts thereof. Any excess cash collateral or investments shall automatically be released from any lien created in favor of the Administrative Agent, for the benefit of the Secured Parties, and shall be paid or delivered to the Borrowers in accordance with the Borrowers’ written instructions.

(b)

At any time when there is a reduction of the Tranche B Revolving Commitments pursuant to Section 2.07 and no Default or Event of Default has occurred and is continuing, the Borrowers may notify the Administrative Agent thereof and request a release of excess cash collateral. Such notice shall state (i) the amount to be released (which amount, when deducted from the Cash Collateral Account, shall not cause the Borrowers to be out of compliance with the Cash Collateral Requirement), (ii) the date on which the release shall take place (which shall be at least two Business Days from the date of such notice) and (iii) a certification by a Financial Officer that (A) no Default or Event of Default has occurred and is continuing and (B) after giving effect to the requested release, the Borrowers will be in compliance with the Cash Collateral Requirement. Upon proper notice from the Borrowers pursuant to this paragraph, the Administrative Agent must release the excess cash collateral on the date specified in such notice.”

(i)

A new Section 6.22 is hereby added to read as follows:

“SECTION 6.22.

Minimum Cash Balance. The Borrowers will not permit the Combined Cash Balances on any date on which the Revolving Exposure is greater than zero to be less than $100,000,000.”

SECTION 2.

Suspension of Covenants. (a) Sections 5.01 (c) (iii), 5.01 (c) (iv), 5.01 (c) (viii), 5.01 (c) (ix), 5.01 (e), 5.11, 5.12, 5.13(b), 5.13(d) and 5.16 and (b) the provisions of Article VI, with the exception of Sections 6.18, 6.19 and 6.22, are all hereby suspended until December 30, 2003, and the Borrowers shall not, prior to such date, be required to comply with such suspended provisions nor shall any non-compliance with such provisions during the period prior to December 31, 2003, be deemed to result in a Default or Event of Default. If the 2003 Amendment and Restatement shall not have become effective in accordance with its terms by December 31, 2003, all provisions of Article VI shall become effective in accordance with their terms on such date and the suspension provided hereby shall automatically terminate.

SECTION 3.

Representations and Warranties. Each of the Borrowers represents and warrants to each of the Lenders that (a) the representations and warranties of the Borrowers set forth in the Loan Documents are true and correct in all material respects on and as of the date of this Amendment, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects as of such earlier date) and (b) no Default or Event of Default has occurred and is continuing.

SECTION 4.

Conditions to Effectiveness. This Amend-ment shall become effective as of the first date on which the following conditions have been satisfied (the “Amendment Effective Date”):

(a)

The Administrative Agent (or its counsel) shall have received duly executed counterparts hereof that, when taken together, bear the signatures of each of the Borrowers, the Administrative Agent and all the Lenders;

(b)

All legal matters incident to this Amendment shall be satisfactory to the Administrative Agent;

(c)

The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document, such expenses to include the legal fees of Cravath, Swaine & Moore, counsel to the Administrative Agent;

(d)

The Administrative Agent (or its counsel) shall have received from each of the Borrowers, the Administrative Agent and each Lender having a Tranche B Revolving Commitment or holding Tranche B Revolving Loans immediately prior to the effectiveness of the assignments effected by the Master Assignment either (i) a counterpart of the Master Assignment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the Master Assignment) that such party has signed a counterpart of the Master Assignment under which each Lender party thereto, other than JPMCB, shall assign all of its Tranche B Revolving Commitments and outstanding Tranche B Revolving Loans to JPMCB;

(e)

The amendment fee referred to in Section 5 hereof shall have been paid.

SECTION 5.

Amendment Fee. In consideration of the agreements of the Lenders contained herein, the Borrowers agree to pay to each Lender, through the Administrative Agent, an amendment fee (the “Amendment Fee”) equal to 0.15% of the Revolving Commitment (whether used or unused) of such Lender on the date the Amendment Fee is due and payable, provided that such Lender approves this Amendment and returns to the Administrative Agent or its counsel an executed signature page hereto no later than 5:00 p.m., New York City time, on March 21, 2003. The Amendment Fee shall be payable to the Administrative Agent, for the accounts of the Lenders entitled thereto, in immediately available funds on the earlier to occur of (a) the first date after the March 2003 Amendment Effective Date on which the Revolving Commitments are reduced and (b) April 18, 2003. Once paid, the Amendment Fee shall not be refundable.

SECTION 6.

Applicable Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.

Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FREEPORT-MCMORAN COPPER & GOLD INC.

By:	\s\ Richard C. Adkerson
Name:	Richard C. Adkerson
Title:	President and Chief Financial Officer

PT FREEPORT INDONESIA

By:	\s\ Robert R. Boyce
Name:	Robert R. Boyce
Title:	Treasurer

JPMORGAN CHASE BANK, individually and as Administrative Agent, Security Agent, JAA Security Agent and Documentary Agent

By:	\s\ James H. Ramage
Name:	James H. Ramage
Title:	Managing Director